EXHIBIT 99.1

FOR IMMEDIATE RELEASE

September 4, 2003

Owens & Minor Completes Redemption of $2.6875 Term Convertible Securities, Series A (“TECONS”), of Owens & Minor Trust I

99.7% of TECONS converted into common shares

Richmond, VA....(NYSE-OMI) Owens & Minor, Inc. announced today that 99.7% of the outstanding $2.6875 Term Convertible Securities, Series A (“TECONS”) issued by Owens & Minor Trust I, a business trust owned by the Company, were converted into common shares of the Company as of September 3, 2003 at the conversion rate of 2.4242 common shares for each TECONS (equal to a conversion price of $20.625 per common share). The remaining TECONS were redeemed on September 4, 2003, the redemption date, at a redemption price of 102.0156% of the liquidation amount (or $51.01 per $50 TECONS) thereof, plus accumulated and unpaid distributions to September 4, 2003. As of August 4, 2003, there was an aggregate of 2,087,306 TECONS outstanding (or $104,365,300 aggregate liquidation amount).

The Company funded the redemption of the TECONS not converted to common shares from its available cash.

Owens & Minor, Inc., a Fortune 500 company headquartered in Richmond, Virginia, is the nation’s leading distributor of national name brand medical/surgical supplies. The company’s distribution centers throughout the United States serve hospitals, integrated healthcare systems and group purchasing organizations. In addition to its diverse product offering, Owens & Minor helps customers control healthcare costs and improve inventory management through innovative services in supply chain management and logistics. The company has also established itself as a leader in the development and use of technology. For news releases as well as virtual warehouse tours, visit the company’s Web site at www.owens-minor.com.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The company assumes no obligation to update information contained in this release.

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CONTACT: Richard F. Bozard, Vice President, Treasurer, 804-965-2921; Mike Lowry, Opr. Vice President, Financial Planning & Analysis; 804-965-2966; or Chuck Graves, Manager, Finance 804-965-2935.